Exhibit 99.1

Anterix and Evergy Announce Agreement for the

Long-Term Lease of 900 MHz Spectrum in Kansas and Missouri

WOODLAND PARK, NJ and KANSAS CITY, MO, September 20, 2021 — Anterix (NASDAQ: ATEX) and Evergy (NYSE: EVRG) today announced the signing of an agreement providing Evergy the use of Anterix’s 900 MHz broadband spectrum throughout Evergy’s 28,130-square mile service territory in Kansas and Missouri. The long-term lease agreement is for 20 years, with two 10-year renewal options. Evergy plans to utilize the Anterix spectrum to deploy a private wireless broadband communications network using LTE technology to support its grid modernization initiatives.

“Evergy is an innovative leader in the utility sector, and we are pleased to welcome them as the third utility in just nine months to sign a contract with Anterix for access to our 900 MHz spectrum for private LTE, joining Ameren and San Diego Gas & Electric,” said Rob Schwartz, Anterix’s President & CEO. “We’re also excited about this relationship because Evergy’s service area shares 25 Missouri counties with Ameren’s territory, setting the stage for the two utilities to demonstrate the first instance of collaboration towards a ‘network of networks’ using 900 MHz private LTE.” Under its earlier arrangement with Anterix, Ameren leases the 900 MHz band spectrum throughout its service territory in Illinois and Missouri, including those 25 counties.

When the Federal Communications Commission identified 6 MHz of 900 MHz spectrum for broadband in May 2020, Evergy’s land mobile radio system was a significant user of narrowband channels within that block, thus qualifying as a “complex system” under the new rules. That same month, Evergy agreed to exchange spectrum with Anterix, allowing Evergy to move its land mobile radio system to different 900 MHz frequencies outside the broadband allocation, thus freeing the 6 MHz of broadband spectrum for a potential future LTE system.

“Smart grid technologies have a growing importance for our grid modernization efforts as we continue to transform our operations to a focus on clean, safe and reliable energy. Today’s agreement with Anterix provides a key component of the communications foundation required to help advance these initiatives, which are not only important for increased safety and efficiency, but are also crucial to maintain a resilient grid in the future," said Kevin Bryant, Executive Vice President and Chief Operating Officer at Evergy.

Since its creation from the 2018 merger of local energy providers Westar and Kansas City Power & Light, Evergy has been working to consolidate the operations of the merged utilities to best serve its 1.6 million customers. Its new agreement with Anterix will help achieve that goal. The private LTE network using Anterix’s 900 MHz spectrum will enable a secure broadband communications capability throughout the combined service territory and facilitate the unified adoption of smart grid applications.

About Anterix

At Anterix, we are focused on delivering transformative broadband that enables the modernization of critical infrastructure for the energy, transportation, logistics and other sectors of our economy.  As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable the private LTE broadband solutions that support secure, resilient, and customer-controlled operations.  For more information, visit: www.anterix.com.

About Evergy, Inc.

Evergy, Inc. (NYSE: EVRG) serves approximately 1.6 million customers in Kansas and Missouri. We were formed in 2018 when long-term local energy providers KCP&L and Westar Energy merged. We are a leader in renewable energy, supplying nearly half of the power we provide to homes and businesses from emission-free generation. We support our local communities where we live and work and strive to meet the needs of customers through energy savings and innovative solutions.

Forward-Looking Statements

Certain statements contained in this presentation, other than historical information, regarding Any statements in this press release regarding Anterix Inc. or its business operations, plans and opportunities, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws.  Any such forward-looking statements are based on Anterix’s current expectations and are subject to a number of risks and uncertainties that could cause Anterix’s actual future results to differ materially from its current expectations or those implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (i) Anterix may not be successful in commercializing its spectrum assets to its targeted utility and critical infrastructure customers, on a timely basis and on favorable terms; (ii) Anterix may be unable to secure broadband licenses from the FCC on a timely and cost-effective basis; and (iii) the value of Anterix’s spectrum assets may fluctuate significantly based on supply and demand, as well as technical and regulatory changes.  These and other risk factors that may affect Anterix’s future results of operations are identified and described in more detail in its filings with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on

August 11, 2021.  Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Media Contacts

Anterix:

Natasha Vecchiarelli

Director, Investor Relations & Corporate Communications

Anterix

973-531-4397

nvecchiarelli@anterix.com

James Fuller

Executive Vice President

Hill+Knowlton Strategies

240-393-1369

James.Fuller@hkstrategies.com